SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:

[X]	Preliminary Information Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ]	Definitive Information Statement

AMAZING ENERGY OIL AND GAS CO.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	None required

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

	1.	Amount previously paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing Party:
	4.	Date Filed:

AMAZING ENERGY OIL AND GAS CO.
724 E. Metler Lane
Spokane, Washington 99218
(509) 893-0171

INFORMATION STATEMENT

Introduction

This information statement is being mailed or otherwise furnished to stockholders of AMAZING ENERGY OIL AND GAS CO., a Nevada corporation (the "Company" or "We") in connection with the prior receipt by the Board of Directors of approval by written consent of the holders of a majority of our common stock of proposals to:

1.	Amend our Articles of Incorporation ("Articles of Incorporation") to increase the number of authorized shares of common stock from five hundred million (500,000,000) shares, par value $0.001 per share to three billion (3,000,000,000) .

2.	Reverse stock split of our outstanding common stock on a one (1) share for forty (40) share basis.

This information statement is being first sent to stockholders on or about October 31, 2014.  We anticipate that the amendments to our articles of incorporation increasing the authorized share capital and creating a class of preferred shares will become effective on or about November 20, 2014, twenty-one (21) days after mailing.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Vote Required

On October 31, 2014, the record date for determining the identity of stockholders who are entitled to receive this Information Statement, we had 491,504,333 shares of common stock issued and outstanding and 79,755 shares of Series A preferred stock outstanding.  Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.  Each share of Series A preferred stock had 10,000 votes.  The total voting power of the Series A preferred stock is 797,550,000 votes.  Accordingly, the combined voting power of all of the Series A preferred stock and all the common stock was 1,289,054,333 votes. The holders of the Series A preferred stock and the common stock vote as a single class on all matters submitted to stockholders.  The common stock and Series A preferred stock constitute the sole outstanding classes of our voting securities.

The proposed amendments required the approval of a majority of the voting power of the Company.  The transfer agent for the common stock is Columbia Stock Transfer Company, 601 E. Seltice Way, Post Falls, Idaho 83854.  Its telephone number is (208) 664-3544.

On October 15, 2014, three shareholders, Jed Miesner, individually; JLM Strategic Investments, LP; and, Cornerstone Fidelity Capital, LLC., holding a majority of our voting power or 1,182,398,505 votes (91.73% of the total voting power) executed a written consent approving the increase in authorized common shares to 3,000,000,000 shares and the reverse stock split on the basis of one (1) share for each forty (40) shares outstanding.  JLM Strategic Investments, LP and Cornerstone Fidelity Capital, LLC. are owned and controlled by Jed Miesner.

Meeting Not Required

Nevada Revised Statutes 78.320(2) provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by the stockholders holding at least a majority of the voting power.

Furnishing Information

This information statement is being furnished to all holders of our common stock.  The Form 10-K for the year ending December 31, 2013 and all subsequent filings may be viewed on the Securities and Exchange Commission web site at www.sec.gov in the EDGAR Archives and are incorporated herein by reference.  We are presently current in the filing of all reports required to be filed with the Securities and Exchange Commission.

Dissenters Rights of Appraisal

There are no dissenter's rights of appraisal applicable to this action to amend the articles of incorporation and create a class of preferred stock.

Proposals by Security holders

No security holders entitled to vote has transmitted any proposals to be acted upon by you.

Security Ownership of Certain Beneficial Owner and Management

The following table sets forth, as of October 24, 2014, the beneficial shareholdings of persons or entities holding five percent or more of our common stock, our preferred stock, each director individually, each named executive officer and all directors and officers as a group.  Each person has sole voting and investment power with respect to the shares of common stock shown, and all ownership is of record and beneficial with the exception of JLM Strategic Investments, LP and Cornerstone Fidelity Capital, LLC. which are owned and controlled by Jed Miesner.

Name	Number of	Percentage of	Number of	Percentage of
Beneficial Owner	Common Shares	Ownership	Preferred Shares	Ownership

Terrence J. Dunne	10,805,919	2.20%	-	-

Daniel R. McKinney, Sr.	2,400,000	0.49%	-	-

Matthew J. Colbert	2,200,000	0.45%	-	-

Total of all executive officers and directors (3 individuals)	15,405,919	3.13%	-	-

Jed Miesner	14,377,907	2.93%	-	-

JLM Strategic Investments, LP	58,109,232	11.82%	-	-

Cornerstone Fidelity Capital LLC	312,361,366	63.55%	79,755 (1)	100%

TOTALS	384,848,505	78.30%	79,755 (1)	100%

(1)	Each share of Series A preferred stock has 10,000 votes. Each share of Series A preferred stock has 10,000 votes. Accordingly JLM Strategic Investments has 797,550,000 Series A preferred votes and Mr. Miesner, JLM Strategic Investments, LP and Cornerstone Fidelity Capital, LLC have 384,848,505 common votes or a total of 1,182,398,505 votes, or a total of 91.73% of the total voting power which they may vote on any issue presented to the shareholders. Accordingly they have the ability to control the outcome of any issue presented to shareholders. Further, the holders of the Series A preferred stock and the Company's common stock shall vote as a single class on all matters submitted to stockholders, subject to the common shares having 1 vote per share and the Series A preferred shares having 10,000 votes per share. JLM Strategic Investments, LP and Cornerstone Fidelity Capital, LLC are owned and controlled by Jed Miesner.

PROPOSAL NO. 1
SHARE INCREASE AMENDMENT

The Board of Directors has approved, subject to stockholders' approval, an amendment to our Articles of Incorporation to increase our authorized shares of common stock from 500,000,000 shares to 3,000,000,000 shares, par value $0.001.

The Board of Directors has determined that this amendment is advisable and in our best interests.

General

On October 15, 2014, our Board of Directors approved, declared it advisable and in our best interest and directed that there be submitted to the holders of a majority of our common stock for approval, the prospective amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock from five hundred million (500,000,000) shares to three billion (3,000,000,000) shares, par value $0.001 per share.

Reasons for the Amendment

We are currently authorized to issue 500,000,000 shares of common stock. Currently, there are 491,504,333 shares of common stock outstanding. We are obligated in our contract with JLM Strategic Investments to convert their shares of Series A Preferred Stock to shares of common stock.  To convert all of their Series A Preferred Stock to shares of common stock we need to issue an additional 797,550,000 shares of common stock.  Currently, we can only issue 8,495,667 shares since our authorized shares of common stock are limited to only 500,000,000 shares.  After the increase in the authorized number of shares of common stock, there will be available for issuance, 2,508,495,667 shares of our common stock. The par value of our common stock will remain $0.001 per share. The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of common stock. The share increase amendment will not alter the current number of issued shares. The relative rights and limitations of the shares of common stock would remain unchanged.

The Board of Directors believes it is prudent to increase the authorized shares of common stock at this time since we are concurrently seeking shareholder approval to create a class of preferred stock. The amendment to increase the authorized shares of common stock at this time will alleviate the need to do it by a separate action sometime in the future.

More generally, the increase in the authorized number of shares of common stock will enable us to engage in (i) possible future financings and (ii) such other corporate purposes as the Board of Directors determines in its discretion. These corporate purposes may include future stock splits, stock dividends or other distributions, future financings, acquisitions and stock options and other equity benefits under our employee benefit plans. Currently, we have no plans to issue additional shares of common stock other than upon the exercise of outstanding options.

Certain Effects of the Amendment

The increase in authorized shares of common stock is not being proposed as a means of preventing or dissuading a change in control or takeover of us. However, use of these shares for such a purpose is possible. Authorized but unissued or unreserved common stock and preferred stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of us or could be issued to purchasers who would support the Board of Directors in opposing a takeover proposal. In addition, the increase in authorized shares of common stock, if approved, may have the effect of discouraging a challenge for control or make it less likely that such a challenge, if attempted, would be successful. The Board of Directors and our executive officers have no knowledge of any current effort to obtain control of us or to accumulate large amounts of shares of our Common Stock.

The holders of shares of our common stock are not entitled to preemptive rights with respect to the issuance of additional shares of common stock or securities convertible into or exercisable for shares of common stock. Accordingly, the issuance of additional shares of our common stock or such other securities might dilute the ownership and voting rights of stockholders.

The proposed amendment to the Articles of Incorporation does not change the terms of the common stock. The additional shares of common stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions and will be identical in all other respects to the common stock now authorized.

We could also use the additional shares of common stock for potential strategic transactions, including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect our business or the trading price of the common stock. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect our business and financial results.

PROPOSAL NO. 2

On October 15, 2014, our board of directors and our principal stockholders holding a majority of our voting power approved a reverse stock split of our issued and outstanding shares of common stock, on a one (1) share for forty (40) shares basis.   The effective date of the split will be established at the discretion of our board of directors.  We presently anticipate the split to occur on or about October 31, 2014.

All shares of our common stock have equal rights and privileges with respect to voting, liquidation and dividend rights.  Each share entitles the holder thereof to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation.  Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities.  The common stock is not subject to redemption and carries no subscription or conversion rights.

Amendment to Articles of Incorporation

In connection with the Reverse Stock Split, we will not file with the State of Nevada an amendment to our articles of incorporation to reflect the split.  After the stock split, our current outstanding shares of common stock will be reduced from 491,504,333 shares to 12,287,608 shares.  Our authorized Series A Preferred Stock will remain unchanged with 10,000,000 million shares of Series A Preferred Stock authorized with a no par value per share of which 79,775 shares outstanding.  Each share of preferred stock has 10,000 votes and votes with the common shares on all matters submitted to the shareholders for a vote.

Under applicable Nevada law, a corporation may effect a reverse stock split without correspondingly decreasing the number of authorized shares of the same class or series if:

(a)	The board of directors adopts a resolution setting forth the proposal to decrease the number of issued and outstanding shares of a class or series; and
(b)	The proposal is approved by the vote of stockholders holding a majority of the voting power of the outstanding shares of the affected class or series.

Our board of directors has approved the Reverse Stock Split and stockholders holding a majority of our voting power have also approved the split by written consent.  Upon the effectiveness of the split, each share of our issued and outstanding common stock will be reverse split on a one (1) share for forty (40) shares basis.   Stockholders who would otherwise be entitled to receive fractional shares, because they hold a number of shares of common stock that is not evenly divided by the split ratio, will have the number of new shares to which they are entitled rounded up to the next whole number of shares.  No stockholders will receive cash in lieu of fractional shares.

Effect of the Reverse Stock Split

Split shares of common stock issued in connection with the Reverse Stock Split will be fully paid and non-assessable. The number of stockholders will remain unchanged as a result of the Reverse Stock Split. The Reverse Stock Split will decrease the number of outstanding common shares but will not affect any stockholder's proportionate interest in our company prior to the closing of the Share Exchange, except for minor differences resulting from the rounding up of fractional shares.  The par value of our common stock will remain unchanged.  While the aggregate par value of our outstanding common stock will be decreased, our additional paid-in capital will be increased by a corresponding amount.  Therefore, the Reverse Stock Split will not affect our total stockholders' equity.  All share and per share information will be retroactively adjusted to reflect the split for all periods presented in our future financial reports and regulatory filings.

Although it is generally expected that a reverse split will result in a proportionate increase in the market price of the split shares, there can be no assurance that our common stock will trade at a multiple of our current price, or that any price increase will occur or be sustained. If the market price of our stock declines after the implementation of the Reverse Stock Split, the percentage decline as an absolute number and as a percentage of our overall market capitalization would be greater than would be the case in the absence of the reverse split.

Furthermore, the possibility exists that the reduction in the number of outstanding shares will adversely affect the market for our common stock by reducing the relative level of liquidity.  In addition, the Reverse Stock Split may increase the number of the stockholders who own odd lots, or less than 100 shares.  Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the Reverse Stock Split will achieve the desired results outlined above.

Following the Reverse Stock Split, we will have issued and outstanding approximately 12,288,000 shares of common stock, without giving effect to the rounding up of fractional shares.

Following the Reverse Stock Split, we will have the corporate authority to issue 2,987,712,000 shares of authorized but unissued common stock.  These shares may be issued without stockholder approval at any time, in the sole discretion of our board of directors. The authorized and unissued shares may be issued for cash, to acquire property or for any other purpose that is deemed in the best interests of our company.  Any decision to issue additional shares will reduce the percentage of our stockholders' equity held by our current stockholders and could dilute our net tangible book value.  We have no immediate plans, proposals or arrangements, written or otherwise, to use these authorized and unissued shares of common stock following the Reverse Stock Split other than to issue shares of common stock in connection with the conversion of our Series A Preferred Stock.  Under the terms of the Series A Preferred Stock, when there are sufficient unissued shares of common stock available, the Series A Preferred Stock must automatically convert to common stock.  That means that an additional 797,550,000 shares of common stock will be issued to holders of the Series A Preferred Stock.

Our authorized and unissued shares could possibly be used by management to oppose a hostile takeover attempt, delay or prevent changes of control, or changes in or removal of management.  This could include transactions that are favored by a majority of stockholders, or in which the stockholders might otherwise receive a premium for their shares over then-current market price, or benefit stockholders in some other manner.  Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price.  In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case.

The available authorized and unissued shares of common stock gives the company the ability to cause a potential anti-takeover effect by creating potential dilution to the number of outstanding shares. Such dilution will cause a party attempting a takeover to be required to buy more shares of the company stock and to expend additional resources to accomplish a takeover.  The Reverse Stock Split is not part of a plan by management to affect the ability of third parties to take over or change control of the company, nor are we currently contemplating any such anti-takeover plan.

We will not become a private company as a result of the reverse split, we expect that our common stock will continue to be quoted on the OTC-QB and we plan to continue to file periodic and other reports with the SEC under the Exchange Act.

Following the Reverse Stock Split, the share certificates you now hold will be replaced with new certificates. You are not required to exchange your certificates for new certificates.   The old certificates now in your possession will be cancelled.   In the future, new share certificates will be issued reflecting the stock split, but this in no way will affect the validity of your current share certificates.  The reverse split will occur on the effective date without any further action on the part of our stockholders.  After the effective date of the reverse split, each share certificate representing shares of pre-split common stock will be deemed to represent 1/40 shares of post-split common stock.  Certificates representing post-split common stock will be issued in due course by our transfer agent:  Columbia Stock Transfer Company, 601 E. Seltice Way, Post Falls, Idaho 83854.  Its telephone number is (208) 664-3544.

Reason for the Reverse Stock Split

We currently have 500,000,000 shares of common stock authorized.  We are committed to have to issue additional shares of common stock to our holders of our Series A Preferred Stock upon conversion of those shares to shares of common stock.  Currently, we cannot convert all of the Series A Preferred Stock to shares of common stock because we do not have enough authorized shares to permit us to do so.  Also, out stock currently trades at $0.03.  We also believe our common stock would trade better in the market if its price per share was in the $1.00 to $2.00 range.  The reverse stock split will help us achieve that objective.  Accordingly, for both of the foregoing reasons, we have elected to reverse split our shares of common stock.

GENERAL STATEMENTS

We request that stockholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing post-split shares that are issued in exchange for old pre-split certificates representing restricted shares, will contain the same restrictive legend as on the old certificates.  Also, for purposes of determining the term of the restrictive period applicable to the new post-split shares, the time period during which a stockholder has held their existing pre-split shares will be included in the total holding period.

Accounting Matters

The par value per share of the common stock will remain unchanged after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of the common stock outstanding. The company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Other Effects on Outstanding Shares

When the Reverse Stock Split is implemented, the rights and preferences of the outstanding shares of the common stock will remain the same after the Reverse Stock Split. Each share of common stock issued pursuant to the Reverse Stock Split will be fully paid and non-assessable. The Reverse Stock Split would result in some stockholders owning "odd-lots" of less than 100 shares of the common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

No Appraisal Rights

Under Nevada Corporations Law, stockholders are not entitled to appraisal rights with respect to the proposed Reverse Stock Split and amendment to our articles of incorporation.

United States Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split to a stockholder (hereinafter a "U.S. stockholder") that is a "United States person," as defined in the Internal Revenue Code of 1986, as amended (the "Code").  This summary is not intended to be a complete discussion of all possible U.S. federal income tax consequences of the Reverse Stock Split and is included for general information purposes only.  Further, it does not address any state, local or foreign income or other tax consequences.  For example, state and local tax consequences of the Reverse Stock Split may vary significantly as to each U.S. stockholder, depending upon the state in which such stockholder resides or does business.  Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities.  In addition, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our shares through such entities.

The discussion below is based on the provisions of the U.S. federal income tax law as of the date hereof, which are subject to change retroactively as well as prospectively. This summary also assumes that the shares held by a U.S. stockholder prior to the Reverse Stock Split ("Old Shares") were, and the shares owned by such stockholder immediately after the Reverse Stock Split ("New Shares") will be, held as "capital assets," as defined in the Code, generally property held for investment.  The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder.  The discussion below regarding the U.S. federal income tax consequences of the Reverse Stock Split also is not binding on the Internal Revenue Service or the courts.  Accordingly, each stockholder is urged to consult with his, her or its own tax advisor with respect to the tax consequences of the Reverse Stock Split.

No gain or loss should be recognized by a U.S. stockholder upon such stockholder's exchange, or deemed exchange, of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis and holding period of the New Shares received in the Reverse Stock Split should be the same as such stockholder's aggregate tax basis and holding period in the Old Shares being exchanged.   Special tax basis and holding period rules may apply to holders that acquired different blocks of stock at different prices or at different times.  Holders should consult their own tax advisors as to the applicability of these special rules to their particular circumstances.

We are hereby notifying our stockholders of the approval of the Reverse Stock Split and, pursuant to the Exchange Act, filing this Information Statement on Schedule 14C, which will be mailed to all stockholders of record as of the record date established therefore.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

None

Audited Financial Statements of Amazing Energy, Inc., a Nevada corporation – July 31, 2013 and 2012 – Exhibit A hereto.

Audited financial statements for July 31, 2014 and unaudited financial statements for the period ended October 31, 2014 have not prepared as of the date hereof.

We are a Small Reporting Company and accordingly, quantitative and qualitative disclosures about market risks are not required to be produced.

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement that describes the purpose and effect of the above actions.  Your consent to the above actions are not required and are not being solicited in connection with this action.  This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

BY ORDER OF THE BOARD OF DIRECTORS

December ___, 2014
Terrence J. Dunne
President

AMAZING ENERGY, INC.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2013 AND 2012

EXHIBIT	A

INDEPENDENT AUDITOR'S REPORT

To the Stockholders' of
Amazing Energy, Inc.
Amarillo, Texas

Report on the Financial Statements

We have audited the accompanying consolidated balance sheets of Amazing Energy, Inc. and its subsidiary (collectively, the "Company"), as of July 31, 2013 and 2012, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amazing Energy, Inc. and its subsidiary as of July 31, 2013 and 2012, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ MALONEBAILEY, LLP

MaloneBailey, LLP
Houston, Texas
January 20, 2014

Amazing Energy, Inc.
Consolidated Balance Sheets

ASSETS	July 31, 2013	July 31, 2012

CURRENT ASSETS:
Cash and cash equivalents	$1,325,004	$2,345,492
Oil and gas receivables - related party	73,903	24,321
Prepaid expenses and other current assets	27,743	32,627
Employee receivables	-	16,245
Total Current Assets	1,426,650	2,418,685

PROPERTY, PLANT AND EQUIPMENT, NET	48,796	45,742

OIL& GAS PROPERTIES, FULL COST METHOD
Evaluated	5,647,725	2,059,513
Unevaluated	-	2,048,659

TOTAL ASSETS	$7,123,171	$6,572,599

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	23,798	336,871
Accounts payable - related party	103,605	-
Accrued Liabilities	5,602	12,252
Short Term Debt - related party	173,704	173,704
Total current liabilities	306,709	522,827

Asset retirement obligation	252,870	138,736
Long term debt - related party	3,194,769	3,300,369

TOTAL LIABILITIES	3,754,348	3,961,932

STOCKHOLDERS' EQUITY:
Common stock - $0.00001 par value; authorized 13,718,000 shares issued outstanding as of July 31, 2013; 13,718,000 shares issued and 13,655,500 outstanding as of July 31, 2012;	137	136
Series A convertible preferred stock - $0.01 par value; authorized 1,000,000 shares issued and outstanding; 1,000,000 shares	10,000	10,000
Series B convertible preferred stock - $0.01 par value; authorized 1,000,000 shares issued and outstanding; 1,000,000 shares	10,000	10,000
Series C convertible preferred stock - $0.01 par value; authorized 1,000,000 shares issued and outstanding; 1,000,000 shares	10,000	10,000
Series D convertible preferred stock - $0.01 par value; authorized 1,000,000 shares issued and outstanding; 133,324 shares	10,000	10,000
Series E convertible preferred stock - $0.01 par value; authorized 977,027 shares issued and outstanding; no shares	9,770	3,176

Treasury Stock - 40,000 shares at cost of $1.50 per share	(90,998)	(60,000)
Additional paid-in capital	6,392,809	5,122,720
Accumulated deficit	(2,982,895)	(2,495,365)
Total Stockholders' Equity	3,368,823	2,610,667

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,123,171	$6,572,599

See accompanying notes to the consolidated financial statements

Amazing Energy, Inc.
Consolidated Statements of Operations
Years Ended July 31, 2013 and 2012

	2013	2012

OIL AND GAS SALES	$561,235	$157,732

OPERATING EXPENSES
Lease operating expenses	123,024	112,481
Selling, general, and administrative expenses	696,908	682,612
Depletion expense	66,527	-
Accretion expense	6,842	-
Gain on sale of assets	(36,500)	(5,812)

TOTAL OPERATING EXPENSES	856,801	789,281

INCOME (LOSS) FROM OPERATIONS	(295,566)	(631,549)

OTHER EXPENSE
Interest expense	(191,964)	(187,974)
Total other expense	(191,964)	(187,974)

NET INCOME (LOSS)	$(487,530)	$(819,523)

See accompanying notes to the consolidated financial statements

AMAZING ENERGY, INC.
Consolidated Statements of Cash Flows
Years Ended July 31, 2013 and 2012

	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(487,530)	$(819,523)
Adjustments to reconcile net loss to cash provided by (used in) operating activities
Stock based compensation	122,654	70,159
Depletion Expense	66,527	-
Accretion Expense	6,842	-
Changes in operating assets and liabilities:
Accounts receivable	(49,582)	17,455
Prepaid expenses and other current assets	4,884	154,135
Accounts payable	(313,073)	336,871
Accounts payable - related party	103,605	-
Accrued expenses	(6,650)	12,252
Employee receivables	16,245	-
Net cash used in operating activities	(536,078)	(228,651)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for purchase of property and equipment	(3,054)	(42,202)
Cash paid for purchase of oil and gas properties	(1,604,388)	(1,385,488)
Net cash used in investing activities	(1,607,442)	(1,427,690)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of preferred stock	1,154,030	1,855,781
Purchase of treasury shares	(30,998)	(60,000)
Net cash provided by financing activities	1,123,032	1,795,781

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,020,488)	139,440

CASH AND CASH EQUIVALENTS – BEGINNING	2,345,492	2,206,052
CASH AND CASH EQUIVALENTS – ENDING	$1,325,004	$2,345,492

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$191,964	$187,974

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Adjustment to Oil & Gas Properties for returned leaseholder payments	105,600	-
Asset retirement obligation incurred	107,292	108,377

See accompanying notes to the consolidated financial statements

Amazing Energy, Inc
Consolidated Statement of Stockholders' Equity
Years Ended July 31, 2013 and 2012

				Preferred Stock		Preferred Stock		Preferred Stock
	Common Stock		Treasury Stock	Series A		Series B		Series C
	Shares	Amount	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balances, July 31, 2011 (Restated)	13,735,500	$137	$-	1,000,000	$10,000	1,000,000	$10,000	1,000,000	$10,000

Forfeiture of stock award	(80,000)	(1)	-	-	-	-	-	-	-

Stock-based compensation	-	-	-	-	-	-	-	-	-

Treasury Shares Repurchased	-	-	(60,000)	-	-	-	-	-	-

Preferred D Shares issued for cash	-	-	-	-	-	-	-	-	-

Preferred E Shares issued for cash	-	-	-	-	-	-	-	-	-

Net Loss	-	-	-	-	-	-	-	-	-

Balances, July 31, 2012	13,655,500	136	(60,000)	1,000,000	10,000	1,000,000	10,000	1,000,000	10,000

Preferred E Shares issued for Cash	-	-	-	-	-	-	-	-	-

Treasury Shares Repurchased	-	-	(30,998)	-	-	-	-	-	-

Stock-based compensation	62,500	1	-	-	-	-	-	-	-

Net Loss	-	-	-	-	-	-	-	-	-

Balances, July 31, 2013	13,718,000	$137	$(90,998)	$1,000,000	$10,000	$1,000,000	$10,000	$1,000,000	$10,000

	Preferred Stock		Preferred Stock		Additional		Total
	Series D		Series E		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balances, July 31, 2011 (Restated)	133,324	$1,333	-	$-	$3,208,622	$(1,675,842)	$1,564,250

Forfeiture of stock award	-	-	-	-	(3,558)	-	(3,559)

Stock-based compensation	-	-	-	-	73,718	-	73,718

Treasury Shares Repurchased	-	-	-	-	-	-	(60,000)

Preferred D Shares issued for cash	866,676	8,667	-	-	1,291,347	-	1,300,014

Preferred E Shares issued for cash	-	-	317,581	3,176	552,591	-	555,767

Net Loss	-	-	-	-	-	(819,523)	(819,523)

Balances, July 31, 2012	1,000,000	10,000	317,581	3,176	5,122,720	(2,495,365)	2,610,667

Preferred E Shares issued for Cash	-	-	659,446	6,594	1,147,436	-	1,154,030

Treasury Shares Repurchased	-	-	-	-	-	-	(30,998)

Stock-based compensation	-	-	-	-	122,653	-	122,654

Net Loss	-	-	-	-	-	(487,530)	(487,530)

Balances, July 31, 2013	1,000,000	$10,000	$977,027	$9,770	$6,392,809	$(2,982,895)	$3,368,823

See accompanying notes to the consolidated financial statements

AMAZING ENERGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2013 AND 2012

Note 1 – Organization, Nature of Business Operations and Summary of Significant Accounting Policies

Amazing Energy, Inc. (the "Company") was formed in 2010 as a Texas corporation and redomesticated to Nevada in 2011.  The Company operates as a producer of oil and gas wells which are consumed and refined for use by end consumers. Amazing Energy, LLC was formed in December 2008 as a Texas Limited Liability Company.  In December of 2010, Amazing Energy, Inc. and Amazing Energy, LLC were combined as commonly controlled entities.

Consolidation

The accompanying consolidated financial statements include the activity of Amazing Energy, Inc and its wholly owned subsidiary Amazing Energy, LLC.  All intercompany transactions have been eliminated in consolidation.

Basis of Accounting

The financial statements have been prepared on the accrual basis of accounting, in accordance with United States generally accepted accounting principles.

Employee Receivable

As of July 31, 2012, the Company had an outstanding receivable from various employees for reimbursable payroll taxes. There is no stated repayment date and the receivable does not bear interest. The receivables were forgiven during the fiscal year ended July 31, 2013.

Cash and Cash Equivalents

For purposes of the cash flow statement, the Company considers cash in the bank, money market accounts and short‐term bank certificates of deposit with an initial maturity of three months or less as cash and cash equivalents.

Property and Equipment

Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets using the straight‐line method. When items are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is charged to income. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

AMAZING ENERGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2013 AND 2012

Reclassifications

Certain reclassifications have been made to prior years' reported amounts in order to conform with the current year presentation. These reclassifications did not impact our net income, stockholders' equity or cash flows.

Revenue Recognition

The Company recognizes oil and gas revenue from interests in producing wells using the "sales method." Under this method of accounting, revenues are recognized based on volumes sold, which may differ from the volume to which we are entitled based on our working interest. An imbalance is recognized as a liability only when the estimated remaining reserves will not be sufficient to enable the under– produced owner(s) to recoup its entitled share through future production. Under the sales method, no receivables are recorded where we have taken less than our share of production.

Oil and Gas Properties

The Company follows the full cost method of accounting for its investments in oil and gas properties. Under the full cost method, all costs associated with the exploration of properties are capitalized into appropriate cost centers within the full cost pool. Internal costs that are capitalized are limited to those costs that can be directly identified with acquisition, exploration, and development activities undertaken and do not include any costs related to production, general corporate overhead, or similar activities. Cost centers are established on a country‐by‐country basis.

Capitalized costs within the cost centers are amortized on the unit‐of‐production basis using proved oil and gas reserves. The cost of investments in unproved properties and major development projects are excluded from capitalized costs to be amortized until it is determined whether or not proved reserves can be assigned to the properties. Until such a determination is made, the properties are assessed annually to ascertain whether impairment has occurred. The costs of drilling exploratory dry holes are included in the amortization base immediately upon determination that the well is dry.

For each cost center, capitalized costs are subject to an annual ceiling test, in which the costs shall not exceed the cost center ceiling. The cost center ceiling is equal to i) the present value of estimated future net revenues computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves computed using a discount factor of ten percent and assuming continuation of existing economic conditions; plus ii) the cost of properties not being amortized; plus iii) the lower of cost or estimated fair value of unproven properties included in the costs being amortized; less iv) income tax effects related to differences between the book and tax basis of the properties. If unamortized costs capitalized within a cost center, less related deferred income taxes, exceed the cost center ceiling, the excess is charged to expense and separately disclosed during the period in which the excess occurs.

AMAZING ENERGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2013 AND 2012

Asset Retirement Obligations

ASC 410, Asset Retirement and Environmental Obligations addresses financial accounting and reporting for obligations associated with the retirement of tangible long‐lived assets and the associated asset retirement costs. Specifically, ASC 410 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. In addition, the asset retirement cost is capitalized as part of the asset's carrying value and subsequently allocated to expense over the asset's useful life.

Recoverability of Long‐Lived Assets

The Company has adopted Accounting Standards Codification subtopic 360‐10, Property, Plant and Equipment ("ASC 360‐10").  ASC 360‐10 requires that long‐lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Events relating to recoverability may include significant unfavorable changes in business conditions or a forecasted inability to achieve break‐even operating results over an extended period. The Company evaluates the recoverability of long‐lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets would be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360‐10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

The company did not recognize any impairment of its oil and gas properties during the year ended July 31, 2013.

Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740‐10, Income Taxes ("ASC 740‐10"). ASC 740‐10 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized.

Concentrations of Credit Risk

As of July 31, 2013, the Company held $1,325,004 of cash in a financial institution. As of July 31, 2012, the Company held $2,345,492 of cash in a financial institution. These amounts are in excess of the Federal Deposit Insurance Corporation limit of $250,000.

Recent Accounting Pronouncements

The Company does not expect any recently issued accounting pronouncements to have a material impact to its consolidation financial position or results of operations.

AMAZING ENERGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2013 AND 2012

Note 2 – Oil and Gas Properties

The Company is currently participating in oil and gas exploration activities in Texas and Oklahoma. All of the Company's oil and gas properties are located in the United States. Oil and gas properties are stated at cost. During the year ended July 31, 2013, the company had increased production year over year, with production of approximately 5,400 BBL and 27,386 MCF during the year. Due to increases in production and new drillings on the company's producing leases, $2,048,659 in unevaluated properties was reclassified to evaluated properties.

OKLAHOMA

Okfuskee County, Oklahoma
The Valley Grove lease is located in Okfuskee County, Oklahoma, which is located near the small community of Valley Grove, Oklahoma. The Valley Grove lease is approximately 80 acres with no existing wellbores.  The Company owns 100% of the working interest in this lease and has capitalized $12,183 of cost in evaluated properties.

Lincoln County, Oklahoma
The Toops lease expired and was move to evaluated properties, subject to the full‐cost ceiling test.

TEXAS

Pecos County, Texas
The Company owns approximately 70,000 contiguous leasehold acres in Pecos County, Texas, which lies within the Permian Basin. The property is located in the Southeast region of the County. The Pecos lease is comprised of 15 different leases, and the Company owns 100% of the working interest in these leases.  The Company has drilled 15 wells on this property.  The Company owns 100% of the working interest in this acreage and has capitalized $4,864,058 of cost in evaluated properties. (See Note 4)

Erath County, Texas
The Patillo lease is located in Erath County, Texas, which is in close proximity to Stephenville, Texas and Mineral Wells, Texas.  The Patillo Lease is approximately 200 acres and the Company owns 10% of the working interest in this lease. The Company has capitalized $16,000 of cost in evaluated properties.

AMAZING ENERGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2013 AND 2012

Note 2 – Oil and Gas Properties (continued)

Palo Pinto County, Texas
The Graford lease is located in Palo Pinto County, Texas, which is in close proximity to Graford, Texas. The Graford Lease is approximately 31 acres.  The Company owns 10% of the working interest in this lease and has capitalized $11,000 of cost in evaluated properties.

The Kayler Reese lease is located in Palo Pinto County, Texas, which is in close proximity to Mineral Wells, Texas. The Kayler Reese lease is approximately 105 acres and the Company owns 10% of the working interest in this lease.

The Tolbert lease is located in Palo Pinto County, Texas, which is in close proximity to Mineral Wells, Texas.  The Tolbert lease is approximately 320 acres with 2 existing producing wellbores.  The Company owns 87.5% of the working interest this lease has capitalized $33,660 of cost in evaluated properties.

The M.A. Green lease is located in Palo Pinto County, Texas, which is in close proximity to Graford, Texas. The M.A. Green lease is approximately 45 acres. The Company owns 10% of the working interest in this lease and has capitalized $34,500 of cost in evaluated properties.

Grimes County, Texas
The Daic lease is located in Grimes County, Texas in close proximity to College Station Texas.  The Company owns 100% of the working interest in this lease and has capitalized $1,000 of cost in unevaluated properties. This lease is approximately 113 acres with no existing wellbores.

Note 3 – Related Party Transactions

In 2008, Amazing Energy, LLC acquired leases in Pecos County, TX from a third party for an agreed upon purchase price of $1,940,000.  In addition, during the same period, the Company engaged a consultant to provide services for $1,100,000. These amounts were paid directly by the owners of Amazing Energy, LLC and recorded as loans to them during this period.  No formal loan agreements were executed at the time of the payments.

On January 3, 2011, the Company formalized the loan agreements with the former owners of Amazing Energy, LLC (and current shareholders of Amazing Energy, Inc.) for the total of $3,040,000. These notes mature on December 31, 2021 and bear interest at the rate of 6% per annum.

On December 31, 2010, Amazing Energy, LLC entered into a line of credit agreement with the majority shareholder of Amazing Energy, Inc. During the year ended July 31, 2011, the Company borrowed a total of $434,073 on the line of credit for company expenditures. Funds advanced on the line of credit mature on December 31, 2031 and bear interest at the rate of 3% per annum.

AMAZING ENERGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2013 AND 2012

Note 3 – Related Party Transactions (continued)

The operator of Amazing Energy, Inc.'s oil and gas properties is Jilpetco, Inc., a company controlled by one of the partners of the majority shareholder of Amazing Energy, Inc. During 2013, 100% of the Company's oil and gas sales came from Jilpetco, Inc., including the outstanding receivable of $73,903. During 2012, 100% of the Company's oil and gas sales came from Jilpetco, Inc., including the outstanding receivable of $24,321.

In addition, the Company purchased various oil and gas working interests from another commonly controlled entity during 2011. During the year ended July 31, 2013, the company paid a total of $1,307,145 to these common controlled entities for drilling costs and lease operating expenses.  For the year ended July 31, 2012, the Company paid a total of $1,202,311 to these common controlled entities for the purchase of oil and gas working interests and drilling costs.

Note 4 – Commitments and Contingencies

Legal Proceedings:  During the ordinary course of business, we may become involved in legal proceeding with third parties. These proceedings are subject to the uncertainties inherent in any litigation, and require judgment to determine the significance of the contingency or uncertainty. In the event of litigation, we plan to defend ourselves vigorously in all such matters. As of July 31, 2013, we were not involved in any litigation matters.

Note 5 – Asset Retirement Obligations

The Company accounts for its future asset retirement obligations by recording the fair value of the liability during the period in which it was incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long‐lived asset. The Company depletes the amount added to proved oil and gas property costs and gathering assets using the units‐of‐production method. The Company's asset retirement obligation consists of costs related to the plugging of wells, removal of facilities and equipment and site restoration on its oil and gas properties and gathering assets. The asset retirement liability is allocated to operating expense using a systematic and rational method. The information below reconciles the value of the asset retirement obligation for the periods presented.

	2013	2012
Asset retirement obligation – beginning of period	$138,736	$30,359
Asset retirement obligation incurred	107,292	108,377
Asset retirement obligation sold	‐	‐
Accretion	6,842	‐
Revisions in estimated cash flows	‐	‐
Cost incurred	‐	‐
Asset retirement obligation – end of period	$252,870	$138,736

AMAZING ENERGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2013 AND 2012

Note 6 – Equity

Preferred Stock Series A

Series A Preferred Stock has the following features:

(a)	ranks superior to the Common Stock and all future‐created series of Preferred Stock;
(b)	cumulative dividends accrue in the amount of eight percent of the stated value of $0.75 per share, payable annually in cash or stock, at the option of the Corporation;
(c)	convertible into Common Stock at a conversion price of $0.60 per share;
(d)	redeemable at the option of the Company at any time after twelve months at a price equal to 120% of the stated value;
(e)	liquidation preference in an amount per share equal to the greater of (i) the stated value plus all accrued and unpaid dividends on such share, if any, or (ii) the per share amount a holder of Series A Preferred Stock would have been entitled to receive if such holder had exercised its conversion rights;
(f)	no voting rights;
(g)	voluntary conversion by the holder, and mandatory conversion upon request of the Company, at a 125% premium, following a change of control; and
(h)	standard anti‐dilution adjustments for common stock dividends and splits, mergers and similar transactions.

During the year ended July 31, 2011, the Company sold 1,000,000 shares of Series A Preferred Stock for
$750,000.

Preferred Stock Series B

Series B Preferred Stock has the following features:

(a)	ranks superior to the Common Stock and all future‐created series of Preferred Stock;
(b)	cumulative dividends accrue in the amount of eight percent of the stated value of $1.00 per share, payable annually in cash or stock, at the option of the Corporation;
(c)	convertible into Common Stock at a conversion price of $0.83 per share;
(d)	redeemable at the option of the Company at any time after twelve months at a price equal to 120% of the stated value;
(e)	liquidation preference in an amount per share equal to the greater of (i) the stated value plus all accrued and unpaid dividends on such share, if any, or (ii) the per share amount a holder of Series A Preferred Stock would have been entitled to receive if such holder had exercised its conversion rights;
(f)	no voting rights;
(g)	voluntary conversion by the holder, and mandatory conversion upon request of the Company , at a 120% premium, following a change of control; and
(h)	standard anti‐dilution adjustments for common stock dividends and splits, mergers and similar transactions.

During the year ended July 31, 2011, the Company sold 1,000,000 shares of Series B Preferred Stock for
$1,000,000.

AMAZING ENERGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2013 AND 2012

Note 6 – Equity (continued)

Preferred Stock Series C

Series C Preferred Stock has the following features:

(a)	ranks superior to the Common Stock and all future‐created series of Preferred Stock;
(b)	cumulative dividends accrue in the amount of eight percent of the stated value of $1.25 per share, payable annually in cash or stock, at the option of the Corporation;
(c)	convertible into Common Stock at a conversion price of $1.09 per share;
(d)	redeemable at the option of the Company at any time after twelve months at a price equal to 120% of the stated value;
(e)	liquidation preference in an amount per share equal to the greater of (i) the stated value plus all accrued and unpaid dividends on such share, if any, or (ii) the per share amount a holder of Series A Preferred Stock would have been entitled to receive if such holder had exercised its conversion rights;
(f)	no voting rights;
(g)	voluntary conversion by the holder, and mandatory conversion upon request of the Company, at a 115% premium, following a change of control; and
(h)	standard anti‐dilution adjustments for common stock dividends and splits, mergers and similar transactions.

During the year ended July 31, 2011, the Company sold 1,000,000 shares of Series C Preferred Stock for
$1,250,000.

Preferred Stock Series D

Series D Preferred Stock has the following features:

(a)	ranks superior to the Common Stock and all future‐created series of Preferred Stock;
(b)	cumulative dividends accrue in the amount of eight percent of the stated value of $1.50 per share, payable annually in cash or stock, at the option of the Corporation;
(c)	convertible into Common Stock at a conversion price of $1.36 per share;
(d)	redeemable at the option of the Company at any time after twelve months at a price equal to 120% of the stated value;
(e)	liquidation preference in an amount per share equal to the greater of (i) the stated value plus all accrued and unpaid dividends on such share, if any, or (ii) the per share amount a holder of Series A Preferred Stock would have been entitled to receive if such holder had exercised its conversion rights;
(f)	no voting rights;
(g)	voluntary conversion by the holder, and mandatory conversion upon request of the Company, at a 110% premium, following a change of control; and
(h)	standard anti‐dilution adjustments for common stock dividends and splits, mergers and similar transactions.

During the year ended July 31, 2011, the Company sold 133,324 shares of Series D Preferred Stock for
$199,986.

AMAZING ENERGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2013 AND 2012

Note 6 – Equity (continued)

During the year ended July 31, 2012, the Company sold 866,676 shares of Series D Preferred Stock for
$1,300,014.

Preferred Stock Series E

Series E Preferred Stock has the following features:

(a)	ranks superior to the Common Stock and all future‐created series of Preferred Stock;
(b)	cumulative dividends accrue in the amount of eight percent of the stated value of $1.75 per share, payable annually in cash or stock, at the option of the Corporation;
(c)	convertible into Common Stock at a conversion price of $1.67 per share;
(d)	redeemable at the option of the Company at any time after twelve months at a price equal to 120% of the stated value;
(e)	liquidation preference in an amount per share equal to the greater of (i) the stated value plus all accrued and unpaid dividends on such share, if any, or (ii) the per share amount a holder of Series A Preferred Stock would have been entitled to receive if such holder had exercised its conversion rights;
(f)	no voting rights;
(g)	voluntary conversion by the holder, and mandatory conversion upon request of the Company, at a 105% premium, following a change of control; and
(h)	standard anti‐dilution adjustments for common stock dividends and splits, mergers and similar transactions.

During the year ended July 31, 2012, the Company sold 317,581 shares of Series E Preferred Stock for
$555,767.

During the year ended July 31, 2013, the Company sold 659,446 shares of Series E Preferred Stock for
$1,154,031 (see Note 8).

Common Stock

During the year ended July 31, 2013, the Company issued a total of 62,500 shares as part of a stock‐ based compensation award to various employees and directors. The Company recognized related stock‐ based compensation expense of $57,580. During the year ended July 31, 2013, the company recognized a total of $65,074 in stock‐based compensation related to prior year share awards. Total stock‐based compensation for the fiscal year was $122,654.

A total of 17,713 common shares were repurchased as part of a buyback agreement for shares issued to employees during the prior fiscal year. The shares were repurchased for $30,998 and recognized on the balance sheet as Treasury Shares.

As there is no public market for common shares of Amazing Energy, Inc., the Company derived the fair value of its common shares from the per share price paid for its convertible preferred stock.

AMAZING ENERGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2013 AND 2012

Note 7 – Income Taxes

As of July 31, 2013, our deferred tax asset amounting to approximately $640,000 primarily related to our net operating losses of approximately $1,900,000. A 100% valuation allowance has been established using an effective tax rate of 35% due to the uncertainty of the utilization of the operating losses in future periods. As a result, the deferred tax asset was reduced to zero and no income tax benefit was recorded. The net operating loss carryforward will begin to expire in 2031.

Note 8 – Subsequent Events

For the period from August 2013 through January 2014, the Company issued 10,000 shares of Series E preferred stock for proceeds of $17,500.

The Company has evaluated subsequent events through January 20, 2014 and has concluded that no such events or transactions took place which would require disclosure herein.

Note 9 – Supplemental Oil and Gas Disclosures (Unaudited)

Costs Incurred
Costs incurred in oil and gas property acquisition, exploration and development activities, whether expensed or capitalized, are reflected in the table below for the years ended July 31, 2013 and 2012.

United States

Year ended July 31, 2013

Acquisition costs of properties:
Proved ......................................................................................	$443,403
Unproved .................................................................................	—
Exploration costs ...........................................................................	—
Development costs ........................................................................	937,564

Total .....................................................................................	$1,380,967

Year ended July 31, 2012

Acquisition costs of properties:
Proved ......................................................................................	$411,261
Unproved .................................................................................	—
Exploration costs ...........................................................................	—
Development costs ........................................................................	935,053

Total .....................................................................................	$1,346,314

AMAZING ENERGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2013 AND 2012

Note 9 – Supplemental Oil and Gas Disclosures (Unaudited) (Continued)

Capitalized Costs
The aggregate amount of capitalized costs related to oil and gas producing activities and the aggregate amount of the related accumulated depreciation, depletion and amortization ("DD&A"), including any accumulated valuation allowances, are reflected in the table below for the years ended July 31, 2013 and 2012.

United States

As of July 31, 2013
Proved properties ........................................................................	$5,714,252
Unproved properties ...................................................................	—

Total oil and gas properties................................................	5,714,252
Accumulated DD&A .....................................................................	(66,527)

Net oil and gas properties ..................................................	$5,647,725

As of July 31, 2012
Proved properties ........................................................................	$4,108,172
Unproved properties ...................................................................	—

Total oil and gas properties................................................	4,108,172
Accumulated DD&A ......................................................................	—

Net oil and gas properties ..................................................	$4,108,172

Proved Oil and Gas reserves

Proved oil and gas reserves were estimated by independent petroleum engineers. The reserves were based on the following assumptions:
•	Future revenues were based on an unweighted 12‐month average of the first‐day‐of‐the‐month price held constant throughout the life of the properties.
•	Production and development costs were computed using year‐end costs assuming no change in present economic conditions.
•	Future net cash flows were discounted at an annual rate of 10%.
Reserve estimates are inherently imprecise and these estimates are expected to change as future information becomes available.

AMAZING ENERGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2013 AND 2012

Note 9 – Supplemental Oil and Gas Disclosures (Unaudited) (Continued)

Basis of Presentation

2013 and 2012 proved oil and gas reserve quantities are based on estimates prepared by Thomas L. McCray, independent petroleum engineers and GSM, a Robert D. Grace Company, A Professional Team of Registered Consulting Petroleum Engineers, respectively. There are numerous uncertainties in estimating quantities of proved reserves and projecting future rates of production and the timing of development expenditures. These uncertainties are greater for properties which are undeveloped or have a limited production history, such as our properties. The following reserve data represents estimates only and actual reserves may vary substantially from these estimates. All of our proved reserves were in United States as of July 31, 2013 and 2012. Our net quantities of proved developed and undeveloped reserves of crude oil and gas and changes therein are reflected in the table below.

As of July 31, 2013, we owned a 100% working interest in the acreage, subject to royalties.

As of July 31, 2013, we had 15 wells drilled with 9 producing and 6 wells shut‐in awaiting either workovers or completions.

The proved reserves as of July 31, 2013 represent the reserves that were estimated to be recovered from 15 current wells and a total of 15 wells planned butnot yet drilled. All direct offset well locations in this report are proved undeveloped and are based on 40 acre drainage patterns unless current developed completions are estimated to drain an area larger than their volumetric assignment. In this case, the reserves of certain offset locations have been reduced. All locations have a scheduled Queens and/or Grayburg reservoir completion and each of these reservoir completions includes the cost of drilling a single wellbore. All reserves included in this report were estimated using either historical performance or volumetric methods.

A 20% primary recovery factor was assigned to each developed and undeveloped well in the Queens and Grayburg reservoirs. A secondary recovery factor has not been assigned and secondary recovery is not reflected in the proved reserves reported. The primary recovery was based on analogy data from other wells and fields in the area. An estimated annual decline rate (ADR) of 15% was assigned to the primary forecasts of the undeveloped wells.

AMAZING ENERGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2013 AND 2012

Note 9 – Supplemental Oil and Gas Disclosures (Unaudited) (Continued)

Estimated Quantities of Net Proved Oil and Natural Gas Reserves

For the Year Ended July 31,	2013		2012
	Oil (1)	Natural Gas (1)	Oil (1)	Natural Gas (1)
Net proved developed and undeveloped reserves:
Beginning of year .......................................................	274,806	3,455,532	‐	‐
Revisions of previous estimates ................................	189,994	(1,898,557)	‐	‐
Extensions, discoveries and other additions .............	138,498	463,091	275,806	3,460,047
Revision of net interest .............................................	‐	-	-	-
Production .................................................................	(5,400)	(27,386)	(1,000)	(4,515)

End of year .............................................................	597,896	1,992,683	274,806	3,455,532

Net proved developed reserves:
Beginning of year .......................................................	159,339	2,210,372	‐	‐

End of year .............................................................	419,214	1,677,460	159,339	2,210,372

1 Oil reserves are stated in barrels (BBL); gas reserves are stated in thousand cubic feet (MCF).

The downward revision of previous gas reserves estimates was primarily due reassessment of reservoir mapping based on additional log analysis from drilling.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following information was developed utilizing procedures prescribed by Accounting Standards Codification 932‐235 (ASC 932‐235), "Disclosures about Oil and Gas Producing Activities." The information is based on estimates prepared by independent petroleum engineers. The "standardized measure of discounted future net cash flows" should not be viewed as representative of the current value of our proved oil and gas reserves. It and the other information contained in the following tables may be useful for certain comparative purposes, but should not be solely relied upon in evaluating us or our performance.

In reviewing the information that follows, we believe that the following factors should be taken into account:
•	future costs and sales prices will probably differ from those required to be used in these calculations;
•	actual production rates for future periods may vary significantly from the rates assumed in the calculations;
•	a 10% discount rate may not be reasonable relative to risk inherent in realizing future net oil and gas revenues;
•	and future net revenues may be subject to different rates of income taxation.

AMAZING ENERGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2013 AND 2012

Note 9 – Supplemental Oil and Gas Disclosures (Unaudited) (Continued)

Under the standardized measure, future cash inflows were estimated by applying year‐end oil and gas prices applicable to our reserves to the estimated future production of year‐end proved reserves. Future cash inflows do not reflect the impact of open hedge positions. Future cash inflows were reduced by estimated future development, abandonment and production costs based on year‐end costs in order to arrive at net cash flows before tax. Future income tax expense has been computed by applying year‐end statutory tax rates to aggregate future pre‐tax net cash flows reduced by the tax basis of the properties involved and tax carryforwards. Use of a 10% discount rate and year‐end prices and costs are required by ASC 932‐235.

In general, management does not rely on the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proved reserves and varying price and cost assumptions considered more representative of a range of possible outcomes.

Basis of Presentation

The standardized measure data includes estimates of oil and gas reserve volumes and forecasts of future production rates over the reserve lives. Estimates of future production expenditures, including taxes and future development costs, are based on management's best estimate of such costs assuming a continuation of current economic and operating conditions. No provision is included for depletion, depreciation and amortization of property acquisition costs or indirect costs. Income tax expense has been computed using expected future tax rates and giving effect to tax deductions and credits available, under current laws, and which relate to oil and gas producing activities. The sales prices used in the calculation are the year‐end prices of crude oil and natural gas, which as of July 31, 2013 and 2012 were $90.00 per barrel and $4.00 per million cubic foot of gas, respectively. Changes in prices and cost levels, as well as the timing of future development costs, may cause actual results to vary significantly from the data presented. This information is not intended to represent a forecast or fair market value of the Company's oil and gas assets, but does present a standardized disclosure of discounted future net cash flows that would result under the assumptions used.

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves for 2013 and 2012 were as follows:

AMAZING ENERGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 2013 AND 2012

Note 9 – Supplemental Oil and Gas Disclosures (Unaudited) (Continued)

Standardized Measure of Discounted Future Net Cash Flows

July 31, 2013:
Future cash inflows .................................................................................................................	$61,781,556
Future production costs ..........................................................................................................	(12,281,127)
Future development costs ......................................................................................................	(2,799,400)
Future income tax expense.....................................................................................................	(16,345,361)
10% discount for estimated timing of cash flows ...................................................................	(19,887,367)

Standardized measure of discounted future net cash flows ..................................................	$10,468,301

July 31, 2012:
Future cash inflows .................................................................................................................	$39,739,690
Future production costs ..........................................................................................................	(12,379,293)
Future development costs ......................................................................................................	(2,117,350)
Future income tax expense.....................................................................................................	(8,769,411)
10% discount for estimated timing of cash flows ...................................................................	(7,035,269)

Standardized measure of discounted future net cash flows ..................................................	$9,438,367

The following table presents a reconciliation of changes in the standardized measure of discounted future net cash flows:

Changes in the Standardized Measure of Discounted Future Net Cash Flows

	Year Ended July 31,
	2013	2012

Standardized Measure, beginning of year ......................	$9,438,367	$	‐
Sales of oil produced, net of production costs ...............	(438,211)		(45,251)
Net changes in prices, development and production costs	7,563,953		(881,517)
Extensions, discoveries and improved recovery, less related costs .........................................................................................	4,117,711		16,145,129
Development costs incurred and changes during the period	(1,539,553)		(1,493,865)
Revisions of previous quantity estimates .......................	(2,413,810)		‐
Accretion of discount ......................................................	(420,242)		‐
Net changes in production rates and other ....................	(5,014,117)		1,171,205
Net change in income taxes ............................................	(825,797)		(5,457,334)

Standardized Measure, end of year ................................	$10,468,301		$9,438,367